Exhibit 99.1

QUALITY DISTRIBUTION, INC. ANNOUNCES FOURTH QUARTER

AND YEAR END QUARTER RESULTS

FOR IMMEDIATE RELEASE

TAMPA, FL – March 12, 2008 – Quality Distribution, Inc. (Nasdaq: QLTY) (the “Company”) today reported the results for its fourth quarter and fiscal year ended December 31, 2007. Total revenue for the quarter increased 9.0% over the fourth quarter of 2006 from $171.1 million to $186.6 million. Total revenue for the year increased by 2.9% from $730.2 million last year to $751.6 million in 2007. Revenue excluding fuel surcharge was $159.4 million for the fourth quarter 2007 and $656.9 million for the year 2007.

The Company incurred a net loss for fourth quarter of 2007 of $11.2 million, or ($0.58) per fully diluted share, as compared to net income for the same period of last year of $6.1 million, or $0.31 per fully diluted share. Applying a normalized tax rate of 39% to both periods would have resulted in a fully diluted loss per share for the fourth quarter 2007 of ($0.49), as compared with fully diluted earnings per share of $0.03 for the fourth quarter of 2006. Net income for 2006 was significantly influenced by the fact that we recorded as part of our provision for income taxes, a non cash benefit of $45.8 million, resulting from the release of the Company’s deferred tax valuation allowance.

As stated in our earnings pre-release on February 12, 2008, in addition to a weakening economic environment, the Company’s fourth quarter of 2007 was negatively impacted by several factors: the recent refinancing of our senior credit facility resulted in a $1.2 million non-cash charge to write off the remaining deferred financing costs related to the Company’s previous senior credit facility, a $1.6 million charge related to unconsummated acquisition and re-financing activities during the year, a $0.8 million charge for bridge commitment fees related to the Boasso acquisition, and $4.8 million of incremental charges related to the adverse development of several large casualty claims that were settled at the end of the fourth quarter. The total pre-tax impact of these charges on the fourth quarter was approximately $8.4 million. Conversely, in the fourth quarter of last year, several unusual events had a net positive impact of $4.7 million on pretax income, including: a gain on the sale of real estate of approximately $4.3 million, a credit to insurance expense of $0.7 million related to the recovery of monies from an early 1990s claim, and better than normalized insurance claims experience of $0.7 million, which were offset by a $1.0 million charge for the write off of costs related to a planned secondary offering. After the adjustments mentioned above, there was a net decrease in the pre-tax income of our core business of $3.6 million (or ($0.12) tax effected EPS) in the fourth quarter of this year as compared to the fourth quarter of last year. The primary factors attributable to the reduction in quarterly year over year profitability were increased depreciation and lease costs related to updating our fleet over the past two years, loss on sale and/or impairment of obsolete revenue equipment and reduced margins due to affiliate conversions which take twelve to eighteen months to stabilize.

As previously announced, on December 18, 2007, the Company acquired 100% of the outstanding capital stock of Boasso America Corporation (“Boasso”) for an aggregate purchase price of $58.8 million less the outstanding debt of Boasso, and subject to a working capital adjustment. The fourth quarter and annual results include two weeks of results from the Boasso acquisition.

Commenting on the results and acquisitions, President and Chief Executive Officer Gary Enzor stated, “As we stated in our earnings pre-release of February 12, 2008, we are very disappointed with our Q4 and full year 2007 results. We are committed to taking actions necessary to improve results.”

Mr Enzor added: “We are very pleased with the Boasso acquisition: Boasso’s revenue for January and February 2008 has increased 10% as compared with the same periods last year. We expect Boasso to continue performing at these levels and in addition we expect to realize operating leverage as Quality Distribution’s approximately $8 million of ISO container revenue is absorbed into Boasso’s more robust and more profitable operating model. Furthermore, Boasso is scheduled to open a major new ISO container operation in Newark, New Jersey this summer, a location we expect to contribute significant revenue and bottom line growth.”

Timothy Page, Chief Financial Officer stated, “As for the rest of Quality Distribution, revenue (excluding fuel surcharge and Boasso) in our core trucking business is up 2% above last year through the end of February. Total revenue (excluding fuel surcharge and Boasso) is up 2.8%. While not meeting our expectations, we are pleased that given the weak economy and a significant housing sector related revenue decline with our largest customer, our transportation revenue is up versus last year.”

Mr. Page added, “The proceeds from the refinancing of our credit facility were primarily used to fund the acquisition of Boasso. Besides extending the maturities of our existing Senior Credit Facility, this refinancing provides us with additional borrowing availability and along with the recent declines in LIBOR rates is expected to yield a reduction in our blended cost of capital.”

In the fourth quarter of 2007, the Company changed its accounting policy for tires Prior to the change, the cost of original and replacement tires mounted on equipment were reported as prepaid tires and amortized based on estimated usage. Under the new policy, the Company capitalizes the cost of tires mounted on equipment as a part of the total equipment cost and depreciates the cost over the useful life of the related equipment. This change in policy is consistent with industry practice, and did not have a material impact on the Company’s pre-tax results in 2006 and 2007. The Company has reported this change retrospectively applying the new policy to all prior period financial statements presented.

The Company will host a conference call for investors to discuss these results on March 13, 2008 at 11:00 a.m. Eastern Time. The toll free dial-in number is 888-240-9352;

the toll number is 913-981-5525; the passcode is 4790489. A replay of the call will be available until April 12, 2008 by dialing 888-203-1112; passcode; 4790489. Copies of this earnings release and other financial information about the Company may be accessed in the Investor Relation section of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, QDI, through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its affiliates and owner-operators, provides bulk transportation and related services. QDI also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. QDI is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; potential disruption at U.S. ports of entry; changes in senior management; the Company’s ability to achieve projected operating objectives and debt reduction in 2008; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to Company-controlled operations; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7376

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
OPERATING REVENUES:
Transportation	$138,020	$136,463	$580,676	$577,239
Other service revenue	21,374	15,913	76,221	66,644
Fuel surcharge	27,178	18,727	94,661	86,276

Total operating revenues	186,572	171,103	751,558	730,159

OPERATING EXPENSES:
Purchased transportation	113,504	113,323	471,531	493,686
Compensation	23,262	17,881	85,820	73,207
Fuel, supplies and maintenance	24,771	14,900	81,316	53,324
Depreciation and amortization	4,584	4,198	17,544	16,353
Selling and administrative	9,977	8,416	31,291	24,042
Insurance claims	9,562	3,147	23,883	13,307
Taxes and licenses	1,251	1,149	3,980	3,812
Communications and utilities	3,300	2,176	11,381	9,043
Loss (gain) on disposal of property and equipment	183	(4,243)	601	(5,163)
Impairment on property and equipment	358	270	358	270

Total operating expenses	190,752	161,217	727,705	681,881

Operating income (loss)	(4,180)	9,886	23,853	48,278
Interest expense	7,939	7,787	31,342	30,955
Interest income	(245)	(197)	(818)	(1,567)
Write off of debt issuance costs	2,031	—	2,031	—
Other expense	1,578	1,150	940	888

Income (loss) before taxes	(15,483)	1,146	(9,642)	18,002

Benefit from income taxes	(4,308)	(4,963)	(2,079)	(38,168)

Net income (loss)	$(11,175)	$6,109	$(7,563)	$56,170

PER SHARE DATA:
Net income (loss) per common share
Basic	$(0.58)	$0.32	$(0.39)	$2.97

Diluted	$(0.58)	$0.31	$(0.39)	$2.87

Weighted average number of shares
Basic	19,335	18,930	19,336	18,920
Diluted	19,335	19,629	19,336	19,571

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$9,711	$6,841
Accounts receivable, net	99,081	85,482
Prepaid expenses	8,150	6,101
Deferred tax asset, net	20,483	18,320
Other	6,258	9,214

Total current assets	143,683	125,958
Property and equipment, net	121,992	119,338
Goodwill	173,575	138,980
Intangibles, net	24,167	635
Non-current deferred tax asset, net	16,203	21,713
Other assets	14,356	11,249

Total assets	$493,976	$417,873

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of indebtedness	$413	$1,400
Current maturities of capital lease obligations	1,451	1,178
Accounts payable	17,428	13,957
Affiliates and independent owner-operators payable	12,597	11,025
Accrued expenses	25,957	21,197
Environmental liabilities	4,751	5,995
Accrued loss and damage claims	13,438	11,533
Income taxes payable	555	—

Total current liabilities	76,590	66,285
Long-term indebtedness, less current maturities	343,575	272,826
Capital lease obligations, less current maturities	3,832	3,718
Environmental liabilities	6,418	5,831
Accrued loss and damage claims	18,474	20,633
Other non-current liabilities	15,954	14,249
Deferred tax liability	—	724

Total liabilities	464,843	384,266
Minority interest in subsidiary	1,833	1,833
SHAREHOLDERS’ EQUITY
Common stock	361,617	359,995
Treasury stock	(1,564)	(1,527)
Accumulated deficit	(126,146)	(118,255)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(16,748)	(18,531)
Stock purchase warrants	—	21
Stock subscriptions receivable	(270)	(340)

Total shareholders’ equity	27,300	31,774

Total liabilities, minority interest and shareholders’ equity	$493,976	$417,873

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In 000’s)

Unaudited

	Year ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(7,563)	$56,170
Adjustments to reconcile to net cash and cash equivalents provided by operating activities:
Deferred income tax (provision) benefit	(6,053)	4,661
Depreciation and amortization	17,544	16,353
Bad debt expense (recoveries)	796	(361)
Loss (gain) on disposal of property and equipment	601	(5,163)
Impairment loss on property and equipment	358	270
Interest income on repayment of stock subscription	—	(690)
Write-off of deferred financing costs	2,031	—
Stock based compensation	1,563	3,005
Amortization of deferred financing costs	1,865	1,824
Amortization of bond discount	279	243
Write-off of stock offering costs	—	986
Minority dividends	145	145
Release of deferred tax valuation allowance	1,403	(45,226)
Changes in assets and liabilities:
Accounts and other receivables	(2,545)	16,185
Prepaid expenses	(309)	(728)
Other assets	910	(4,846)
Accounts payable	(288)	(5,082)
Accrued expenses	2,784	(1,833)
Environmental liabilities	(657)	(5,333)
Accrued loss and damage claims	(1,155)	(2,464)
Affiliates and independent owner-operators payable	816	(954)
Other liabilities	545	1,074
Current income taxes	982	—

Net cash provided by operating activities	14,052	28,236

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,557)	(14,870)
Acquisition of businesses and assets	(6,836)	(6,447)
Acquisition of Boasso America Corporation	(53,415)	—
Cash acquired from Boasso America Corporation	1,015	—
Proceeds from sales of property and equipment	6,394	10,726

Net cash used in investing activities	(63,399)	(10,591)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	46,809	—
Principal payments on long-term debt	(65,450)	(1,400)
Principal payments on capital lease obligations	(1,204)	(363)
Proceeds from revolver	123,030	209,500
Payments on revolver	(41,400)	(222,500)
Payments on acquisition notes	(592)	—
Deferred financing fees	(9,170)	—
Stock offering costs	(787)	(199)
Change in book overdraft	1,033	2,430
Minority dividends	(145)	(145)
Other stock transactions	70	203

Net cash provided by (used in) financing activities	52,194	(12,474)

Effect of exchange rate changes on cash	23	34

Net increase in cash and cash equivalents	2,870	5,205

Cash and cash equivalents, beginning of year	6,841	1,636

Cash and cash equivalents, end of period	$9,711	$6,841

RECONCILATION OF NET INCOME (LOSS) TO TAX EFFECTED NET INCOME (LOSS) AND

RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO TAX EFFECTED NET

INCOME (LOSS) PER SHARE

For the Three Months and Year Ended December 31, 2007 and 2006

(In 000’s)

Unaudited

Tax Effected Net Income (Loss) and Tax Effected Net Income (Loss) Per Share (as defined) is presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of the Company’s business. Management uses a 39% tax rate for calculating the (benefit from) provision for income taxes to normalize the Company’s tax rate to that of comparable transportation companies. Tax Effected Net Income (Loss) and Tax Effected Net Income (Loss) Per Share are not a measure of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Tax Effected Net Income (Loss) and Tax Effected Net Income (Loss) Per Share should not be considered in isolation or as a substitute for the consolidated statements of operations and cash flow data prepared in accordance with GAAP as an indication of the Company’s operating performance or liquidity.

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
Net Income (Loss) Reconciliation:
Net income ((loss)	$(11,175)	$6,109	$(7,563)	$56,170
Net income (loss) per common share:
Basic	$(0.58)	$0.32	$(0.39)	$2.97

Diluted	$(0.58)	$0.31	$(0.39)	$2.87

Adjustments to net income (loss):
(Benefit from) provision for income taxes	(4,308)	(4,963)	(2,079)	(38,168)

Income (loss) before income taxes	(15,483)	1,146	(9,642)	18,002

(Benefit from) provision for income taxes at 39%	(6,038)	447	(3,760)	7,021

Tax effected net income (loss)	$(9,445)	$669	$(5,882)	$10,981

Tax effected net income (loss) per common share:
Basic	$(0.49)	$0.04	$(0.30)	$0.58

Diluted	$(0.49)	$0.03	$(0.30)	$0.56

Weighted average number of shares:
Basic	19,335	18,930	19,336	18,920
Diluted	19,335	19,629	19,336	19,571